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                                                                       EXHIBIT 4


                                 NOVACARE, INC.

                             1998 STOCK OPTION PLAN
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                                 NOVACARE, INC.
                             1998 STOCK OPTION PLAN


                                TABLE OF CONTENTS

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ARTICLE                                         PAGE
I.    PURPOSE AND EFFECTIVE DATE..............    1
II.   DEFINITIONS.............................    1
III.  ADMINISTRATION..........................    3
IV.   AWARDS..................................    4
V.    STOCK OPTIONS...........................    5
VI.   GENERAL PROVISIONS......................    6
VII.  CHANGE IN CONTROL.......................    8

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                     ARTICLE I - PURPOSE AND EFFECTIVE DATE


Section 1

SECTION 1.1. PURPOSE. The purpose of the Plan is to provide financial incentives for selected members of management, certain key consultants and advisors and members of the Board of the Company, thereby promoting the long-term growth and financial success of the NovaCare Group by (i) attracting and retaining individuals of outstanding ability, (ii) strengthening the NovaCare Group's capability to develop, maintain, and direct a competent management team, (iii) providing an effective means for participants to acquire and maintain ownership of Company Stock, (iv) motivating participants to achieve long-range Performance Goals and objectives and (v) providing incentive compensation opportunities competitive with those of other major corporations.

SECTION 1.2. EFFECTIVE DATE AND EXPIRATION Of PLAN. Subject to shareholder approval, the Plan is effective September 28, 1998. Unless earlier terminated by the Board, the Plan shall terminate on the tenth anniversary of its Effective Date. No Option shall be granted pursuant to the Plan after its termination date, but exercise and payment of Options granted prior to the termination date may extend beyond that date.


                            ARTICLE II - DEFINITIONS

      The following words and phrases, as used in the Plan, shall have these meanings:

Section 2

SECTION 2.1. "ACT" means the Securities Exchange Act of 1934, as amended.

SECTION 2.2. "BOARD" means the Board of Directors of the Company.

SECTION 2.3. "CHANGE IN CONTROL" means any of the following events:

(a) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Act), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors then in office or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

(b) Continuing Directors shall for any reason cease to constitute a majority of the Board; or

(c) all or substantially all of the business and/or assets of the Company is disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or


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(d) one or more of the Company's operating businesses are distributed to shareholders by means of a spin-off, split-off, split-up, stock split, stock dividend or other similar transaction, as determined by the Board of Directors.

Section 2.4. "CODE" means the Internal Revenue Code of 1986, as amended.

Section 2.5. "COMMITTEE" means the Compensation Committee of the Board. All members of the Committee shall be "Outside Directors," as defined or interpreted for purposes of Section 162(m) of the Code, and "Disinterested Persons," within the meaning of Rule 16b-3 under the Act.

Section 2.6. "COMPANY" means NovaCare, Inc. and any successor corporation.

Section 2.7. "COMPANY STOCK" means common stock of the Company, or such other class or kind of shares or other securities resulting from the application of
Section 6.2.

SECTION 2.8. "CONTINUING DIRECTOR" means a member of the Board who either was a member of the Board on the Effective Date or who subsequently became a member and whose election, or nomination of election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

Section 2.9. "EFFECTIVE DATE" means September 28, 1998.

Section 2.10. "FAIR MARKET VALUE" means, as of any specified date, an amount equal to the mean between the reported high and low prices of actual sales of Company Stock on the New York Stock Exchange or, if no sale was made on such date, on the last preceding day on which the Company Stock was traded.

Section 2.11. "GRANT DATE" means the date that an Option is granted to a Participant, which shall be specified by the Committee in the applicable Option Letter.

Section 2.12. "INCENTIVE STOCK OPTION" means an Option which meets the requirements of Section 422 of the Code and which is designated as such in the applicable Option Letter.

Section 2.13. "NONQUALIFIED STOCK OPTION" means an Option not intended to be an Incentive Stock Option and designated as a Nonqualified Stock Option in the applicable Option Letter.

Section 2.14. "NOVACARE GROUP" means the Company and any Subsidiary or Parent.

Section 2.15. "OPTION" means the right, granted from time to time under the Plan, to purchase Company Stock for a specified period of time at a stated price. An Option may be either a Nonqualified Stock Option or an Incentive Stock Option.

Section 2.16. "OPTION LETTER" means a written confirmation of an Option under the Plan furnished to the Participant.

Section 2.17. "OPTION PRICE" means the price at which Company Stock may be purchased under an Option.


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Section 2.18. "PARENT" means a parent corporation of the Company within the meaning of Section 425(e) of the Code.

Section 2.19. "PARTICIPANT" means (i) a member of the NovaCare Group's management team who is an employee of any member of the NovaCare Group, (ii) an advisor or consultant providing services to a member of the NovaCare Group,
(iii) a member of the Board or (iv) a non-continuing director of an acquired company or a company with which the NovaCare Group combines and who does not become an employee or director of the NovaCare Group, in each case, who is designated by the Committee as eligible to participate in the Plan and who is awarded an Option under the Plan. Unless otherwise determined by the Board, no member of the Board who serves on the Committee shall be eligible to participate in the Plan.

Section 2.20. "PERFORMANCE GOALS" means goals established by the Committee pursuant to Article IV.

Section 2.21. "PERSONAL REPRESENTATIVE" means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option theretofore granted to such Participant.

Section 2.22. "PLAN" means the NovaCare, Inc. 1998 Stock Option Plan.

Section 2.23. "SUBSIDIARY" means a corporation, domestic or foreign, the majority of the voting stock of which is owned directly or indirectly by the Company or a subsidiary corporation within the meaning of Section 425(f) of the Code.


                          ARTICLE III - ADMINISTRATION

Section 3

SECTION 3.1. COMMITTEE TO ADMINISTER. The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee's decisions shall be final and conclusive with respect to the interpretation of the Plan and any Option granted under it.

      The Board shall designate one of the members of the Committee as its Chairman. The Committee shall hold its meetings at such times and places as it may determine which may include a meeting by conference telephone call held in accordance with applicable law. Action may be taken without a meeting if written consent thereto is given in accordance with applicable law. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee). No member of the Committee shall be liable for any act or omission with respect to his service on the Committee, if he acts in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company. Service on the Committee shall constitute service as a director of the Company for all purposes.


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SECTION 3.2. POWERS OF COMMITTEE.

(a) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those individuals who shall receive an Option, the time or times when such Option shall be granted, the vesting schedule, if any, for the Option and the type of Option to be granted and the number of shares to be subject to each Option.

(b) The Committee shall determine and set forth in an Option Letter the terms of each Option (which terms shall not be inconsistent with the terms of the Plan), including such terms, restrictions, and provisions as shall be necessary to cause certain options to qualify as Incentive Stock Options. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Letter relating to an Option, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The Committee may, in its discretion, accelerate the date on which any Option may be exercised, if the Committee determines that to do so will be in the best interests of the Company and the Participants in the Plan.


                               ARTICLE IV - AWARDS

Section 4

SECTION 4.1. SHARES AVAILABLE UNDER THE PLAN. The Company Stock to be offered under the Plan will be authorized but unissued Company Stock or Company Stock previously issued and outstanding and reacquired by the Company. Subject to adjustment under Section 6.2, the total number of shares of Company Stock available for Options under the Plan shall be 2,800,000. Any shares of Company Stock tendered in exercise of an Option or subject to an Option that for any reason is canceled or terminated without having been exercised shall again be available for grants of Options under the Plan.

SECTION 4.2. LIMITATION ON AWARDS. The maximum number of shares for which Options may be granted to any Participant in any one Fiscal Year shall not exceed 500,000 shares.

SECTION 4.3. PERFORMANCE GOALS.

(a) Establishment of Goals. The Committee may establish, in writing, Performance Goals, which shall be set forth in the applicable Option Letter.

(b) Criteria for Goals. Performance Goals will be comprised of specified annual levels of one or more performance criteria as the Committee may deem appropriate. Such goals may include, but shall not be limited to, earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, cash flow, cash return on assets, shareholder return, return on equity, return on capital or other value-based performance measures. The Committee may disregard or offset the effect of any special charges or gains, the cumulative effect of a change in accounting, or the effect of other expenses or losses that are unusual in nature or infrequent in occurrence, in determining the attainment of Performance Goals.


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                            ARTICLE V - STOCK OPTIONS

SECTION 5

SECTION 5.1. AWARD OF STOCK OPTIONS. The Committee may, from time to time, subject to the limitations and provisions of the Plan and such terms and conditions as the Committee may prescribe, grant Options to any Participant. Each Option Letter shall state whether the Option is an Incentive Stock Option or Nonqualified Stock Option.

SECTION 5.2. VESTING. Options granted under the Plan may be subject to a vesting schedule set forth in the applicable Option Letter. Any restrictions and conditions with respect to the time and method of vesting of Options shall be prescribed by the Committee.

SECTION 5.3. OPTION PRICE. The Option Price of Company Stock under each Option shall be determined by the Committee, but in the case of an Incentive Stock Option shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such Option is granted. With respect to Incentive Stock Options granted to a Participant who at the time such Option is granted owns Company Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company Stock, the Option Price of Company Stock under such Option shall be a price not less than 110 percent of the Fair Market Value of Company Stock at the date such Option is granted.

SECTION 5.4. OPTION PERIOD. Each Option granted shall expire ten (10) years from its Grant Date, and shall be subject to earlier termination under the terms of the Plan; provided, however, that if an Incentive Stock Option is granted to a Participant who at the time such Option is granted owns Company Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company Stock, such Option shall not be exercisable in full or in part after the expiration of five (5) years from the Grant Date.

SECTION 5.5. OPTION LETTER.  Each Option shall be evidenced by a Option Letter.

SECTION 5.6. OPTION EXERCISE AND PAYMENT. Options may be exercised from time to time by giving notice to the Company, or the agent of the Company, specifying the number of shares to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or a check payable to the order of the Company or, at the Committee's discretion, the Option Price may be paid in whole or in part through the transfer to the Company of shares of Company Stock which has a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Company Stock as to which such Option shall be exercised. For the purpose of assisting a Participant to exercise an Option, the Company may make loans to the Participant or guarantee loans made by third parties to the Participant, on such terms and conditions as the Board may authorize. The Company shall not issue or transfer Company Stock upon exercise of an Option until the Option Price is fully paid.

SECTION 5.7. PAYMENT OF TAXES. The Company shall have the power to withhold, or require a Participant to remit to the Company, any federal, state, local or foreign taxes required to be paid in connection with any Option, the exercise thereof and the transfer of Company Stock pursuant to this Plan.


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SECTION 5.8. TERMINATION OF EMPLOYMENT. Unless otherwise specifically provided in the terms of a Option Letter, an Option granted to a Participant who is a employee of the NovaCare Group or a member of the Board may not be exercised after the Participant has ceased to be in the full-time employ of the Company or a member of the Board, except in the following circumstances:

(a) If the Participant's employment or service is terminated by action of the Company, or by reason of disability or retirement under any retirement plan maintained by the Company, the Option may be exercised by the Participant within three months after such termination, but only as to any shares exercisable on the date the Participant's employment so terminates;

(b) In the event of the death of the Participant during the three month period after termination of employment or service covered by Section 5.8(a), the Participant's Personal Representative shall have the remainder of such three month period to exercise any Options which were exercisable by the Participant at the time of his death;

(c) In the event of the death of the Participant while employed or while a member of the Board, the Option shall thereupon become exercisable in full, and the Participant's Personal Representative shall have a period of one year from the date of the Participant's death to exercise such Option. The provisions of the foregoing sentence shall apply to any outstanding Options which are Incentive Stock Options to the extent permitted by Section 422A(b)(7) of the Code and such outstanding Options in excess thereof shall, immediately upon the occurrence of the event described in the foregoing sentence, be treated for all purposes of the plan as Nonqualified Stock Options and shall be immediately exercisable as such as provided in the foregoing sentence.

(d) If the Participant is not an employee or member of the Board and is a non-continuing director of a company acquired by the Company or with which the Company has combined and the Company has become obligated to grant Options to such Participant as a result of such acquisition or combination.

SECTION 5.9. SHAREHOLDER RIGHTS AND PRIVILEGES. A Participant shall have no rights as a shareholder with respect to any shares of Company Stock covered by an Option until the issuance of shares to the Participant.

SECTION 5.10. REPRICING. Unless otherwise approved by a majority of the shareholders of the Company, the Committee shall not adjust or amend the exercise price of Options previously granted under the Plan, whether through amendment, cancellation or replacement Options or any other means.


                         ARTICLE VI - GENERAL PROVISIONS

Section 6

SECTION 6.1. TRANSFERABILITY. Except as provided below, Options may not be pledged, assigned or transferred for any reason during the Participant's lifetime and any attempt to do so shall be void and the relevant Option shall be forfeited. With the prior written approval of the Committee, a Nonqualified Stock Option may, at the election of the Participant, be transferred to the spouse or


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a descendant of the Participant, or a trust for the benefit of the spouse or descendants. With the prior written approval of the Committee, an Option that has been transferred to a spouse or a descendant of a Participant may be subsequently transferred. The transferee of the Participant shall, in all cases, be subject to the provisions of the applicable Option Letter. The rights of the transferee shall in no event be greater than the rights of the Participant.

SECTION 6.2. ADJUSTMENTS UPON CHANGES IN STOCK. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments, if any, as it deems appropriate in the number and kind of shares subject to the Plan, in the number and kind of shares covered by outstanding Options, and in the Option price per share. The determinations and adjustments made by the Committee pursuant to this Section 6.2 shall be conclusive.

SECTION 6.3. AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN.

(a) The Board may suspend or terminate the Plan or any portion thereof at any time.

(b) The Committee may amend the Plan from time to time in such respects as the Committee may deem advisable in order that any Options thereunder shall conform to any change in applicable laws or regulations or in any other respect the Committee may deem to be in the best interests of the Company. No such amendment, suspension, or termination shall alter or impair any outstanding Options without the consent of the Participant adversely affected thereby.

(c) With the consent of the Participant adversely affected thereby, the Committee may amend or modify any outstanding Options in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Options as so modified or amended, including without limitation, to change the date or dates as of which such Options may be exercised.

SECTION 6.4. NONUNIFORM DETERMINATIONS. The Committee's determinations under the Plan, including without limitation, (i) the determination of the Participants eligible to receive Options, (ii) the form, amount, and timing of such Options,
(iii) the terms and provisions of such Options and (iv) the Option Letters evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Options under the Plan, whether or not such Participants are similarly situated.

SECTION 6.5. GENERAL RESTRICTION. Each Option under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government or regulatory body or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Option shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

SECTION 6.6. NO RIGHT TO EMPLOYMENT. Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Board or the Committee under the Plan, nor any provision of


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the Plan, shall be construed as giving to any person the right to be retained in the employment or service of the Company or service as a member of the Board.

SECTION 6.7. EFFECTIVENESS OF PLAN. The Plan will not be made effective unless approved by a majority of the votes cast by the stockholders of the Company at a meeting of stockholders duly called and held for such purpose, and no Option granted hereunder shall be exercisable prior to such approval.

SECTION 6.8. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to any conflict of laws principles.


                             VII - CHANGE IN CONTROL

SECTION 7

SECTION 7.1. EFFECT OF CHANGE ON OPTIONS. Subject to the Board's ability to amend this Plan but notwithstanding any provision of this Plan to the contrary, all outstanding Options shall become fully vested and exercisable in full upon a Change of Control.


                                 * * * * * *

            To record the adoption of the Plan, NovaCare, Inc. has caused its authorized officers to affix its corporate name and seal as of this 28th day of September, 1998


[CORPORATE SEAL]                                NOVACARE, INC.


Attest:

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